Exhibit 99.1

MicroVision Announces Positive 2013 Operating Results; Sets 2014 Objectives

Company Makes Significant Progress towards Commercialization of Its Patented PicoP® Display Technology and Reduces Cash Used in Operations by 39 Percent

REDMOND, Wash.--(BUSINESS WIRE)--March 6, 2014--MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display technology, today announced its 2013 operating and financial results and an overview of its 2014 business objectives.

2013 Operating Results

MicroVision made significant progress on all three of its key operating goals in 2013 which included:

  Securing design wins and enlisting customers to license revolutionary PicoP® display technology and supporting them through development cycles
  Strengthening the supply chain for key components of PicoP display technology to offer multiple sources to OEMs as they prepare to bring their products to market
  Aggressively managing cash used in operations

New Customer Opportunities

In consumer electronics, one of its target markets, MicroVision secured a development agreement with a Fortune Global 100 brand in April 2013. That company recently announced its progress in the development of its pico projection module which incorporates proprietary MicroVision PicoP display technology. The consumer electronics company also announced that it aims to bring the module to market for use in pico projectors and other devices with projection functionality. MicroVision and the company are engaged in commercial negotiations while the development program continues, which is expected through the spring of 2014.

MicroVision is in detailed, confidential discussions and negotiations with other prospective customers in the consumer electronics space including large brand name electronics manufacturers and smaller niche consumer electronics OEMs who are interested in a variety of consumer electronics products utilizing PicoP display technology.

In the automotive sector, the second target market for MicroVision, the company continues its engagement and support of a Global Tier One automotive supplier as previously announced in September 2013. In addition, late in the fourth quarter 2013, MicroVision signed an agreement with a leading global vehicle OEM to deliver HUD prototype systems for the OEM’s evaluation and testing as part of its program to deploy HUD in the OEM’s vehicles.

Supply Chain

MicroVision has developed new supply sources for MEMS and opto-mechanical engines with high volume production capability expected to be available in the second half of 2014. The availability of a standardized display solution could provide OEMs with a quick time to market for products incorporating PicoP® display technology. The enhanced supply chain MicroVision assembled in 2013 is expected to meet the company’s goal of providing significantly higher volume capabilities at significantly lower costs. These advantages should serve to enable the companies interested in adopting MicroVision’s PicoP display technology in 2014 and beyond.

“We met our key operating objectives in 2013. This accomplishment included reducing cash used in operations by 39 percent versus the previous year, securing an important design win with a Fortune Global 100 brand and diligently progressing deals with key customers and suppliers for consumer electronics and automotive opportunities,” Alexander Tokman, president and CEO of MicroVision, said. “We expect several of our go-to-market partners to move forward with products. The work performed in 2013 should serve as a strong foundation for our future growth.”

2013 Financial Results

MicroVision reported the following financial results for the fourth quarter and year ended December 31, 2013.

  Annual revenue of $5.9 million in 2013, compared to $8.4 million in 2012. Revenue for the fourth quarter of 2013 was $1.2 million, compared to $2.7 million for the same quarter in 2012.
  Reduced operating loss to $15.1 million for 2013, compared to $22.7 million in 2012, and $3.9 million for the fourth quarter of 2013, compared to $4.1 million for the same quarter in 2012.
  Reduced net loss to $13.2 million, or $0.47 per share, compared to $22.7 million, or $1.05 per share for the prior year and $2.4 million, or $0.08 per share, compared to $4.1 million, or $0.16 per share for the same quarter a year ago.
  Significantly decreased cash used in operations to $12.7 million in 2013, compared to $20.6 million for 2012, reflecting a 39% decrease from a year ago.

As of December 31, 2013, backlog was $2.1 million and cash and cash equivalents were $5.4 million.

2014 Objectives and Outlook

MicroVision’s key goals for 2014 build on the momentum from 2013 and include:

  Complete development with Fortune Global 100 customer, support them with commercialization efforts and supply key components
  Build pipeline of consumer and automotive OEM opportunities for MicroVision’s go-to-market partners that are providing display engines incorporating PicoP® display technology
  Ramp supply chain for high volume production of MicroVision components by the second half of 2014

In a recent market research report, Pico Projector Market by Technology, Type, Product Model, Brightness, Application, Geography, Forecasts to 2020, the firm Markets and Markets calls pico projectors “an emerging technology set to revolutionize the global projector market.” The report forecasts significant growth of over 40% CAGR over seven years reaching $10B by 2020.

In addition, swift changes in consumer behavior are driving ever increasing amounts of video viewing to mobile devices. According to You Tube, 40 percent of global watch time comes on hundreds of millions of mobile devices around the world. That represents billions of hours of video viewing on mobile devices from only this one source.

Conference Call

The company will host a conference call today to discuss its financial and operating results for 2013, 2014 business objectives and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 800-446-1671 (for U.S. participants) or +1-847-413-3362 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 36721344. A live webcast of the call can be accessed from the company's website in the Investor Events Calendar section on the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 888-843-7419 (U.S.) or (International) +1-630-652-3042, pass code 36721344#.

About MicroVision

MicroVision is the creator of PicoP® display technology, an ultra-miniature laser projection solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented display technology helps OEMs break down display boundaries and offer enhanced visibility to mobile experiences. Nearly two decades of research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and is also included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to potential customer agreements, arrangements and sales, product introduction dates, potential demand for MicroVision technology and potential applications and features of MicroVision technology, and those containing words such as “aims,” “would,” “could,” “goals,” “forecasts” and “expects,” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, our ability to conclude agreements with potential customers, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	December 31,	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$5,375	$6,850
Accounts receivable, net of allowances	24	1,115
Costs and estimated earnings in excess of billings on uncompleted contracts	-	12
Inventory	49	497
Other current assets	336	1,221
Total current assets	5,784	9,695

Property and equipment, net	1,065	1,205
Restricted cash	435	436
Intangible assets	1,145	1,580
Other assets	18	22
Total assets	$8,447	$12,938

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,610	$3,035
Accrued liabilities	2,455	4,007
Deferred revenue	-	609
Billings in excess of costs and estimated earnings on uncompleted contracts	680	98
Warrant liability	4,902	-
Current portion of capital lease obligations	15	48
Current portion of long-term debt	-	67
Total current liabilities	9,662	7,864

Capital lease obligations, net of current portion	-	20
Deferred rent, net of current portion	481	-
Total liabilities	10,143	7,884

Commitments and contingencies

Shareholders' (Deficit) Equity
Common stock at par value	32	25
Additional paid-in capital	448,981	442,560
Accumulated deficit	(450,709)	(437,531)
Total shareholders' (deficit) equity	(1,696)	5,054
Total liabilities and shareholders' (deficit) equity	$8,447	$12,938

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Product revenue	$29	$2,405	$2,341	$6,782
Contract revenue	119	322	602	1,583
Development revenue	1,069	-	2,909	-
Total revenue	1,217	2,727	5,852	8,365

Cost of product revenue	9	1,304	1,518	6,085
Cost of contract revenue	44	185	283	839
Restricted cash	53	1,489	1,801	6,924

Gross margin	1,164	1,238	4,051	1,441

Research and development expense	2,783	2,587	10,267	12,851
Sales, marketing, general and administrative expense	2,156	2,475	8,792	11,252
Impairment of intangible assets	277	284	277	284
Gain on disposal of fixed assets	-	(32)	(35)	(79)
Gain on sale of previously reserved inventory	(156)	(10)	(156)	(212)
Total operating expenses	5,060	5,304	19,145	24,096

Loss from operations	(3,896)	(4,066)	(15,094)	(22,655)

Change in warrant liability	1,404	-	1,801	-
Other income (expense)	71	(8)	115	(38)

Net loss	$(2,421)	$(4,074)	$(13,178)	$(22,693)

Net loss per share - basic and diluted	$(0.08)	$(0.16)	$(0.47)	$(1.05)

Weighted-average shares outstanding - basic and diluted	31,841	25,135	28,025	21,595

CONTACT:
For MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Robert Brown, 424-248-0512 (media/PR)
robert@bohle.com